Exhibit 99.1

Perceptron Appoints William C. Taylor, James A. Ratigan and John F. Bryant to the Board of Directors

PLYMOUTH, Mich., Aug. 09, 2016 (GLOBE NEWSWIRE) -- Perceptron, Inc. (NASDAQ:PRCP) today announced that William C. Taylor, James A. Ratigan and John F. Bryant have joined the Company’s Board of Directors.  The new directors fill vacancies left by the resignations of Kenneth R. Dabrowski and Philip J. DeCocco and the expansion of the Board from six to seven members.

“We are grateful to Ken and Phil for their many years of service to Perceptron and thank them for their contributions as members of our Board,” stated W. Richard Marz, Chairman of the Board, President and CEO.  “At the same time, we welcome Bill, Jim and Jack to the Board and look forward to working with them as we continue to build value for our shareholders.”

In connection with these appointments, on August 9, 2016, the Company entered into a Standstill Agreement with Harbert Discovery Fund, LP and certain of Harbert’s affiliates and a Voting Agreement with Moab Partners, L.P. and Moab Capital Partners, LLC, copies of which were filed by the Company with the Securities and Exchange Commission as exhibits to the Company’s Form 8-K.

William C. Taylor
Mr. Taylor has served as President of the Economic Development Partnership of Alabama (the “EDPA”), a private, statewide organization that works to attract and retain business and industry and address other critical issues affecting economic development such as workforce development, since 2009.  Prior to joining the EDPA, Mr. Taylor worked for Mercedes-Benz U.S. International, Inc., where he served as President and CEO from 1999 to 2009 and Vice President Operations from 1993 to 1999.  Prior to joining Mercedes-Benz, Mr. Taylor served as the Vice President Manufacturing of Toyota Motor Manufacturing Canada from 1987 to 1993 and held various roles with Ford Motor Company Canada from 1969 to 1987.  Mr. Taylor holds a B.A in Business Administration from the University of Western Ontario, Canada.

James A. Ratigan
Mr. Ratigan has served as an Adjunct Professor of Business Administration at Delaware Valley University since 2015.  Prior to that, he served as Chief Financial Officer of Nitric BioTherapeutics, Inc., a privately held specialty pharmaceutical, drug delivery systems and biotechnology company, from 2005 to 2014.  From August 2003 to April 2006, Mr. Ratigan was an independent consultant providing consultative services to two specialty pharmaceutical companies, a biotechnology company and a private equity firm.  Mr. Ratigan was Executive Vice President, Chief Financial Officer and Secretary of Orapharma, Inc. from June 1997 to August 2003, a publicly-held specialty pharmaceutical company that was acquired by Johnson and Johnson, Inc.  Mr. Ratigan was a director of Perceptron from 1989 to 1996 and from 2003 to 2013. He served as Perceptron’s Chief Operating Officer from May 1994 to April 1996 and Chief Financial Officer from December 1993 to June 1996. Mr. Ratigan holds a B.S. in Accounting and Finance from LaSalle University.

John F. Bryant
Mr. Bryant has been a Director and Co-Portfolio Manager of the Harbert Discovery Fund GP, LLC, an investment management firm that serves as the General Partner of Harbert Discovery Fund, LP, since 2014.  Prior to joining Harbert, from 2007 until 2012, Mr. Bryant served as Vice President of BlackRock, Inc., a multinational investment corporation, where he focused on developing, seeding, and launching new proprietary investment funds.  Mr. Bryant holds an MBA from the Darden School of Business at the University of Virginia and a B.A in Economics from The University of the South.

About Perceptron®
Perceptron (NASDAQ:PRCP) supplies a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning, and advanced analysis software. Automotive, aerospace and other manufacturing companies globally rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs.  Headquartered in Plymouth, Michigan, USA, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Singapore, Slovakia, Spain and the UK.  For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934. Whenever possible, we have identified these forward-looking statements by words such as "will," "should," "believes," "expects," "anticipates," "estimates," "prospects," "outlook" or similar expressions. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for fiscal 2015. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

Contact:

Bob Burton
Lambert, Edwards & Associates
investors@perceptron.com
(616) 233-0500